Exhibit 10.18
February 1, 2008
Dear David:
     We refer you to our letter agreement dated February 23, 2007 concerning the terms of your employment with McAfee, Inc. (the “Company”) as its President and Chief Executive Officer (the “Offer Letter Agreement”). As we’ve discussed, certain provisions of our agreement were stated incorrectly in the Offer Letter Agreement and as a result, the purpose of this letter is to amend the terms of the Offer Letter Agreement. Unless expressly stated herein, the terms of the Offer Letter Agreement remain in effect.
          The paragraph of the Offer Letter Agreement relating to the terms of the Second Stock Unit Grant is deleted in its entirety and replaced as follows:
By February 14, 2008, the Company will grant you an additional 125,000 stock units (the “Second Stock Unit Grant”). The Second Stock Unit Grant will vest as follows: (i) one-third of the stock units will be fully vested upon grant (based upon your achievement of performance measures established for a period ending on December 31, 2007), but will not be settled until two business days following the date on which the Company files with the Securities and Exchange Commission (the “SEC”) its annual report on Form 10-K for the year ending December 31, 2007 but in no event after March 15, 2009; (ii) one-third of the stock units will vest based upon the Company’s performance from January 1, 2008 through December 31, 2008 and will be settled two business days following the date on which the Company files with the SEC its annual report on Form 10-K for the year ending December 31, 2008; and, (iii) one-third of the stock units will vest based upon the Company’s performance from January 1, 2009 through December 31, 2009 and will be settled two business days following the date on which the Company files with the SEC its annual report on Form 10-K for the year ending December 31, 2009. In no event will the tranches vesting for 2008 and 2009 service be paid after March 15, 2009 or March 15, 2010 respectively.
All vesting described in sections (ii) and (iii) will be subject to your continued service through December 31, 2008 and December 31, 2009 respectively, and subject, in each case, to the Company meeting specific qualitative and quantitative pro forma earnings per share and other milestones, with the specific pro forma earnings per share and other milestones to be determined by the Compensation Committee of the Board, following consultation with you, within the period required to qualify such grant as performance-based compensation under Internal Revenue Code Section 162(m), to the extent available. Such pre-established, objective performance milestones may include, among other criteria, specific standards relating to the correlation between partial milestone achievement and partial vesting, cumulative milestone achievement and possible catch up vesting and acceleration of vesting if certain milestones are exceeded. To the extent the Second Stock Unit Grant does not vest, it shall be forfeited. The Second Stock Unit Grant will be contingent on your executing the Company’s standard stock unit agreement and will be subject to the terms and conditions of the Plan.
          If you are in agreement that the foregoing reflects our understanding regarding the terms of the Second Stock Unit Grant, please sign this letter in the space provided below.

Sincerely,

/s/ Denis O’Leary

Denis O’Leary
Chairman of the Compensation
Committee
I have read and accept the above:

/s/ David DeWalt David DeWalt	2/5/08

Signature	Date Signed